Exhibit 99.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

FORTUNE BRANDS HOME & SECURITY, INC.,

TAHITI ACQUISITION CORP.

And

NORCRAFT COMPANIES, INC.

Dated as of March 30, 2015

i

ii

Annex I	-	Conditions to the Offer

Exhibit A	-	Form of SKM Tax Receivable Termination Agreement

Exhibit B	-	Form of Trimaran Tax Receivable Termination Agreement

Exhibit C	-	Form of LLC Tax Receivable Termination Agreement

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2015 (this “Agreement”), is made by and among Fortune Brands Home & Security, Inc., a Delaware corporation (“Parent”), Tahiti Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Norcraft Companies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $25.50 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), subject to any required withholding of Taxes, net to the seller thereof in cash, without interest, upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, following the acceptance for payment of the Company Common Stock pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger” and, together with the Offer upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the DGCL, whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company (other than Dissenting Shares) will be converted into the right to receive the Offer Price in cash, without interest;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has unanimously approved, this Agreement and the Transactions, and the sole stockholder of Merger Sub has adopted this Agreement and approved the Transactions;

WHEREAS, the board of directors of the Company has unanimously (a) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock to Merger Sub in the Offer and, if necessary, adopt this Agreement and approve the Transactions;

WHEREAS, following the execution and delivery of this Agreement, each of certain parties to the Company Tax Receivable Agreements is entering into an applicable Tax Receivable Termination Agreement, substantially in the applicable form attached as an exhibit hereto (each such agreement, a “Tax Receivable Termination Agreement”), with the Company and Parent, pursuant to which, on the date of and immediately after the consummation of the Merger Closing, the Company Tax Receivable Agreements will be terminated and the TRA Termination Payments will be paid in accordance with the applicable Tax Receivable Termination Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company, in their respective capacities as stockholders of the Company, are entering into Support Agreements with Parent (each, a “Support Agreement” and, collectively, the “Support Agreements”) pursuant to which the signatories thereto are agreeing to, subject to the terms and conditions of such agreements, tender their Company Common Stock into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement;

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

WHEREAS, the Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Merger Sub shall not, and Parent shall cause Merger Sub not to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer prior to April 14, 2015. As promptly as reasonably practicable on or after such date (and, in any event, within five (5) Business Days after such date), Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer shall initially expire at 11:59 p.m. (New York City time) on the date twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act). Merger Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Company Common Stock, (v) except as required or permitted in this Section 1.1(a), terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Subject to the provisions of Article VII, (i) if at any scheduled expiration date of the Offer any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law and this Agreement), Merger Sub may, in its sole discretion, without the consent of the Company, extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each (the length of such period to be determined by Parent or Merger Sub), or for any such period longer than five (5) Business Days as the parties hereto may agree, until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) October 30, 2015 (the “End Date”); (ii) if at any scheduled expiration date of the Offer any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law and this Agreement), at the request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer, on one or more occasions, in consecutive increments of up to five (5) Business Days each (the length of such period to be determined by Parent or Merger Sub), or for any such period longer than five (5) Business Days as the parties hereto may agree, until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the End Date; and (iii) Merger Sub shall extend the Offer for the minimum period required by applicable Law or the applicable rules, regulations interpretations or positions of the SEC or its staff or the New York Stock Exchange; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, in no event shall Merger Sub be required to extend the Offer (x) beyond the End Date or (y) at any time that Parent or Merger Sub is entitled to terminate this Agreement. Upon the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer. Payment of shares of Company Common Stock by Merger Sub pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.1(a)), unless this Agreement is validly terminated in accordance with Section 7.1. In the event that this Agreement is terminated pursuant to Article VII, Merger Sub shall promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to the immediately preceding sentence is referred to this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.” If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article VII, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Merger Sub and their respective Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Parent and Merger Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(c) Parent shall provide, or cause to be provided, to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and, if Parent and Merger Sub have received the prior consent of the Company, any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. The Company agrees that it shall not, and shall cause its affiliates not to, tender to Merger Sub pursuant to the Offer any shares of Company Common Stock held by the Company or any of its subsidiaries.

Section 1.2 Company Actions.

(a) On the date the initial Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 5.4, describe and make the Company Recommendation with respect to the Offer, and shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to the holders of Company Common Stock. Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the board of directors of the Company and any other information contained in the Schedule 14D-9.

(b) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly (and in any event within fifteen (15) days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date, and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.3 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “Norcraft Companies, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.4 Merger Closing; Effective Time.

(a) Subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251(h) of the DGCL), the closing of the Merger (the “Merger Closing”) will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas,

New York, New York, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in Section 6.1 (excluding conditions that, by their terms, cannot be satisfied until the Merger Closing, but subject to the satisfaction or waiver of such conditions at the Merger Closing), or at such other place or on such other date as Parent and the Company may mutually agree. At the Merger Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”).

Section 1.5 Effects of the Merger Section. The Merger will have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

Section 1.6 Certificate of Incorporation and Bylaws. Subject to Section 5.5, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws; provided that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Norcraft Companies, Inc.”; and provided further that at the Effective Time, the title of the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Bylaws of Norcraft Companies, Inc.”

Section 1.7 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At Parent’s request, the Company shall use reasonable best efforts to obtain and deliver to Parent the written resignations of each of the directors of the Company to be effective at the Effective Time.

Section 1.8 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law. If Parent determines that from or after the Effective Time the officers of the Surviving Corporation or its subsidiaries should be different from the officers of the Company and its subsidiaries, Parent shall notify the Company of such changes at least three (3) Business Days prior to the

Merger Closing and the Company shall use reasonable best efforts to cause each of the officers who are not remaining in office to tender his or her resignation effective as of the Effective Time or such later time as requested by Parent.

Section 1.9 Merger Without a Vote of Stockholders. The Merger will be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any securities of Parent, the Company or Merger Sub:

(a) Cancellation of Company Securities. Each share of Company Common Stock held by the Company as treasury stock, held by a wholly owned subsidiary of the Company or held by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock (including, for the avoidance of doubt, each share of Company Common Stock resulting from the exchange of LLC Units for Company Common Stock pursuant to Section 2.1(e) below) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration, without interest thereon.

(c) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, there is a change in the fully diluted number of outstanding shares of capital stock of the Company as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares (other than the exchange of LLC Units for Company Common Stock pursuant to Section 2.1(e) below), or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change.

(e) Exchange of LLC Units. Immediately prior to the cancellation and conversion of Company Common Stock pursuant to Section 2.1(a) and Section 2.1(b) above, in accordance with Section 2.1(a)(ii) of the Exchange Agreement dated as of November 13, 2013, among the Company, SKM Norcraft Corp., Trimaran Cabinet Corp., and the holders of LLC Units (as that term is defined therein) from time to time party thereto (the “Exchange Agreement”), the Company shall cause each LLC Unit (as defined in the Exchange Agreement) (each an “LLC Unit”), whether vested or unvested, to be exchanged for one share of Company Common Stock. The Company Board shall take, or cause to be taken, all necessary and appropriate actions so that all LLC Units shall be vested in full as of immediately prior to the Effective Time.

Section 2.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Payment Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1(b) and Section 2.3. Immediately prior to the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make the payments contemplated by Section 2.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Payment Fund to be held for the benefit of the holders of Company Common Stock and applied promptly to making the payments pursuant to Section 2.1(b). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.2(c), except as expressly provided for in this Agreement.

(b) As promptly as practicable following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement.

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including, without limitation, any necessary Tax forms), the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, as promptly as reasonably practicable following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is registered (the “Transferee”) if such Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establishes to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and, following any investment losses that lower the Payment Fund below the level required to pay the Total Common Merger Consideration, Parent shall promptly provide additional funds to the Paying Agent in accordance with Section 2.2(a), (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 2.3 Stock Options

(a) As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled without any action on the part of any holder of any Company Option in consideration for the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Option, less any required withholding Taxes (the “Option Cash Payment,” and the sum of all such payments, the “Total Option Cash Payments”). As of the Effective Time, each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment in respect thereof.

(b) On the first (1st) regular Company payroll date following the Effective Time or as soon thereafter as reasonably practicable, Parent shall cause the Surviving Corporation to pay through its payroll systems the applicable Option Cash Payments, if any, to the holders of Company Options, subject to Section 2.4.

(c) As soon as practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall take all actions necessary to terminate the Equity Plan as of the Effective Time.

(d) Following the Effective Time, no holder of a Company Option or any participant in the Equity Plan or any other Company Benefit Plan or employee benefit arrangement of the Company or any party to any employment agreement with the Company will have any right thereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its subsidiaries or the Surviving Corporation.

Section 2.4 Withholdings. Parent, the Surviving Corporation, the Paying Agent and the Surviving Corporation’s payroll agent (the “Payroll Agent”) shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Options such amounts as Parent, the Surviving Corporation, the Paying Agent or the Payroll Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation, the Paying Agent or the Payroll Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Payroll Agent.

Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.6 Dissenting Shares. Notwithstanding Section 2.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost his or her right to appraisal and payment under the DGCL (including through entry into an Acceptable Confidentiality Agreement), or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation, and the Total Common Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the date of the Merger Closing. Any portion of the Total Common Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Dissenting Shares will be returned to Parent upon demand. The Company shall give Parent (a) prompt notice of any demands for appraisal or payment of the fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.7 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or any Company SEC Documents filed with the SEC subsequent to such Form 10-K but prior to the date hereof (but excluding disclosure under any risk factors section or forward-looking statements disclaimer) to the extent that the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on its face, or (b) as disclosed in the correspondingly numbered section of the separate disclosure schedules which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedules”), or in any other section of the Company Disclosure Schedules to the extent the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on its face, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of the Company and its subsidiaries has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All the issued and outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s subsidiaries have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens and transfer restrictions of any kind and nature whatsoever, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other ownership interests, except for such transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws. Except for the capital stock and voting securities of, and other equity interests in, the Company’s subsidiaries, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent true, correct and complete copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries, each as amended to date. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries are in full force and effect. None of the Company or its subsidiaries or, to the knowledge of the Company, any of the other parties thereto is in violation of any material provision of such organizational or governing documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.01 per share. As of March 30, 2015, (i) 17,311,573 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury and (iii) no shares were held by a wholly owned subsidiary of the Company. As of March 30, 2015 there were (i) 2,029,413 shares of Company Common Stock reserved for issuance pursuant to the Equity Plan (including, as of March 30, 2015, outstanding Company Options to purchase 1,142,383 shares of Company Common Stock), and (ii) 2,426,167 LLC Units exchangeable for 2,426,167 shares of Company Common Stock pursuant to the Exchange Agreement. Except as set forth above, as of March 30, 2015, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Except as set forth above and except as expressly permitted under Section 5.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(b) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Equity Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

Section 3.4 Authority Relative to Agreement.

(a) Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger (and the other Transactions). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger (and the other Transactions) have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Offer and the Merger or the other Transactions (other than the filing with the Secretary of State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Company Board at a meeting or meetings duly called and held prior to execution of this Agreement, at which all directors of the Company were present and voting in favor, duly and unanimously adopted resolutions: (i) approving and declaring that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) approving and declaring the advisability of this Agreement and the Transactions; (iii) resolving to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer; and (iv) authorizing that the Merger be governed by Section 251(h) of the DGCL, if applicable, and consummated as soon as practicable following the consummation of the Offer (clauses (i) through (iii), the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger or any other transactions contemplated by this Agreement, or the compliance by the Company or any of its subsidiaries with any of the provisions of this Agreement will not (i) conflict with or violate (x) the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or (y) the organizational or governing documents of any of the Company’s subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 3.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger or any other transactions contemplated by this Agreement, or the compliance by the Company or any of its subsidiaries with any of the provisions of this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) the DGCL and (iv) the rules of the New York Stock Exchange, and except where failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Permits and Licenses. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries and to carry on their businesses as they are now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Laws. Each of the Company and its subsidiaries is in material compliance with, and are not in material conflict with or default under, any Laws applicable to the Company or any of its subsidiaries or by which any properties, business or assets of the Company or any of its subsidiaries is bound or affected. Neither the Company nor any of the its subsidiaries has since November 4, 2013 received any written or, to the knowledge of the Company, oral notice from any Governmental Authority alleging that the Company or any of its subsidiaries is not, or was not, in compliance with any Law or Order in any material respect.

Section 3.8 Company SEC Documents; Financial Statements.

(a) Since November 4, 2013, the Company has filed with or furnished to the SEC, on a timely basis, all registration statements, proxy statements, forms, schedules and other documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, schedules and other documents and reports, and including any amendments thereto filed prior to the date hereof, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) Prior to the date of this Agreement, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since November 4, 2013 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC (or the staff of the SEC) and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(c) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including in any notes thereto).

Section 3.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the information statement required in connection with the Offer under Rule 14f-1 promulgated under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. For the avoidance of doubt, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.

Section 3.10 Disclosure Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is reported within the required time periods specified in the rules and forms of the SEC, and that all such material information is communicated to the Company’s management, including the Chief Executive Officer and Chief Financial Officer of the Company, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective.

(b) Since November 4, 2013, none of the Company, any officer of the Company, the independent accountants of the Company, the board of directors of the Company or the audit committee of the board of directors of the Company has received any written notification of any (i) “significant deficiency” in the Company’s internal controls over financial reporting, (ii) “material weakness” in the Company’s internal controls over financial reporting or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 3.11 Absence of Certain Changes or Events.

(a) Since September 30, 2014 through the date of this Agreement, there has not been any change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Since September 30, 2014 through the date of this Agreement, except as otherwise expressly permitted by this Agreement, (i) the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its subsidiaries has taken, agreed to take or omitted to take, any action that, if taken, or omitted to be taken, after the date of this Agreement, would require Parent’s consent under Section 5.1.

Section 3.12 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s unaudited consolidated balance sheet as of September 30, 2014 or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities incurred in connection with this Agreement and the Transactions, and (d) for liabilities permitted or contemplated by this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no unconsolidated subsidiaries of the Company. As of the date hereof, neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet arrangements of any type or nature (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act).

Section 3.13 Absence of Litigation. Except as set forth in Schedule 3.13 of the Company Disclosure Schedules, as of the date hereof, (a) there are no claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, (i) with a reasonably expected liability of more than $500,000, or (ii) that could result in criminal sanctions against the Company or any of its subsidiaries and (b) there are no material Orders pending (or, to the knowledge of the Company, threatened) by or before any court, arbitrator or other Governmental Authority with respect to the Company or any of its subsidiaries.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedules contains a true and complete list of each Company Benefit Plan. The Company has made available to Parent, with respect to each Company Benefit Plan (listed on Schedule 3.14(a) of the Company Disclosure Schedules), correct and complete copies, where applicable, of: (i) all Company Benefit Plan documents and all material amendments, insurance contracts, or other funding or investment agreements, trust agreements and written summaries of the terms of any Company Benefit Plan that is not in writing, (ii) the most recent IRS determination letter or opinion letter, (iii) the current summary plan description and any summaries of material modifications thereto, (iv) the three (3) most recent annual reports on Form 5500 and attached schedules, (v) the non-discrimination testing results for the most recent plan year and (vi) all material non-routine correspondence with any Governmental Authority in the last three (3) years regarding the operation or the administration of any such Company Benefit Plan.

(b) Each Company Benefit Plan has been operated and administered in compliance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Authority or other claims (except routine claims for benefits payable under the Company Benefit Plans) involving any Company Benefit Plan.

(c) No Company Benefit Plan is subject to Title IV of ERISA or is a Multiemployer Plan. Neither the Company nor any of its ERISA Affiliates has incurred, and no circumstances exist that would reasonably be expected to result in the company or any of its ERISA Affiliates incurring, any liability under Title IV of ERISA.

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each associated trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to affect adversely such qualification or tax-exempt status.

(e) The consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not (i) entitle any current or former employee or director of the Company or any of its subsidiaries to severance pay or any other payment under any Company Benefit Plan or (ii) accelerate the time of payment, vesting or funding or increase the amount, of compensation due any such current or former employee or director under a Company Benefit Plan. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the transactions contemplated by this Agreement. The Company has no obligation to “gross up” any person for excise taxes under Section 4999 of the Code.

(f) Except as required under Section 601 et seq. of ERISA (or similar state or non-U.S. Law), no Company Benefit Plan provides benefits or coverage in the nature of health insurance following retirement or other termination of employment.

(g) Without limiting the generality of the foregoing, with respect to each Company Benefit Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or any of its subsidiaries residing outside the United States of America (a “Non-U.S. Benefit Plan”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) each Non-U.S. Benefit Plan intended to receive favorable Tax treatment under applicable Laws has been registered, qualified or similarly determined to satisfy the requirements of such Laws and has been maintained in good standing with applicable regulatory authorities.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A complies in all material respects with the requirements of Code Section 409A(a)(2), (3) and (4) and any Internal Revenue Service guidance issued thereunder. The Company has no obligation to “gross-up” any taxes under Section 409A of the Code.

Section 3.15 Labor Matters.

(a) Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or other contract with a labor union or labor organization. Within the last three (3) years, there has not been any (i) strike or lockout with respect to any employees of the Company or any of its subsidiaries and, to the knowledge of the Company, none is threatened, (ii) to the knowledge of the Company, union organizing effort pending or threatened against the Company or any of its subsidiaries involving employees of the Company or any of its subsidiaries and (iii) slowdown or work stoppage with respect to employees of the Company or any of its subsidiaries and, to the knowledge of the Company, none is threatened.

(b) Except as would not reasonably be expected to result in a material liability to the Company or any of its subsidiaries, (i) there are no material complaints, charges, investigations or proceedings by or before any Governmental Authority pertaining to the employment practices of the Company or any of its subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries and (ii) to the knowledge of the Company, the Company and each of its subsidiaries is in material compliance with its obligations under all applicable Laws, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment, workplace health and safety, workers’ compensation and collective bargaining, and other than for accruals in the ordinary course of business, are not delinquent in the payment of any wages or any taxes or penalties for failure to pay wages.

(c) Each individual who performs or has performed services for the Company or any of its subsidiaries within the past three years has been properly classified as an employee or an independent contractor, and no such individual has been improperly excluded from any Company Benefit Plan, except for misclassifications or exclusions that would not reasonably be expected to result in a material liability to the Company, and, to the knowledge of the Company, neither the Company nor any of its subsidiaries is under investigation or audit with respect to its treatment of workers as independent contractors rather than employees.

(d) The Company and each of its subsidiaries is in compliance with the WARN Act and comparable state Laws and have no liabilities pursuant to the WARN Act or any comparable state Laws.

Section 3.16 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own or have the right to use in the manner currently used all patents, trademarks, trade names, copyrights, Internet domain names, service marks and trade secrets (the “Intellectual Property Rights”) that are material to the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) neither the Company nor any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights.

(b) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of its subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not have, individually or in the aggregate, a Company

Material Adverse Effect. To the Company’s knowledge, no other person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Taxes. Except as set forth on Schedule 3.17 of the Company Disclosure Schedules:

(a) The Company and each of its subsidiaries has filed all material Tax Returns required to be filed by any of them, and each such Tax Return (taking into account all amendments thereto) is true, correct and complete in all material respects and has been prepared in substantial compliance with all applicable Laws.

(b) The Company and each of its subsidiaries has (i) paid all material amounts of Taxes that have become due and payable by each of them (including, for the avoidance of doubt, all material amounts of estimated Taxes to the extent required to avoid interest or other penalties), regardless of whether such Taxes are required to be reflected on any Tax Return, other than Taxes that have been reserved against on the Company SEC Documents (as such amount may be adjusted for the passage of time) and (ii) withheld and paid all material Taxes required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no (i) claim for material amounts of Taxes being asserted or assessed against the Company or any subsidiary by any Governmental Authority that has not been fully paid or otherwise fully resolved, (ii) material audit of, or material Tax controversy associated with, or, to the knowledge of the Company, material pending audit of, any Tax Return of the Company or any subsidiary being conducted by a Governmental Authority, (iii) extension of any statute of limitations on the assessment of any material amount of Taxes granted by the Company or any subsidiary currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (iv) agreement with a Governmental Authority to any extension of time for filing any material Tax Return which has not been filed (other than in the ordinary course), or (v) Lien for Taxes on any of the assets of the Company or any of its subsidiaries other than any Permitted Liens. No written claim has been received on or after January 1, 2012 by the Company or any of its subsidiaries from any Governmental Authority in a jurisdiction that has not been resolved where neither the Company nor any subsidiary files Tax Returns asserting that the Company or any subsidiary is or may be required to file a material Tax Return with that jurisdiction or that the Company or any subsidiary is liable for any material amount of Tax or is required to collect and withhold any material amount of Tax.

(d) Neither the Company nor any subsidiary (i) is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement or (ii) has any liability or potential liability to another party under any such agreement, in each case other than (x) for the avoidance of doubt, the Tax Receivable Agreements, (y) agreements entered into in the ordinary course of business and the primary purpose of each of which does not relate to Taxes, and (z) agreements the only parties of which are the Company and/or one or more of its subsidiaries.

(e) Neither the Company nor any subsidiary has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or under a corresponding or similar provision of state, local, or foreign law.

(f) Neither the Company nor any subsidiary or any predecessor of the Company or any subsidiary (i) has since December 31, 2007, been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company (or any subsidiary of the Company) was not the ultimate parent or (ii) has any liability for the Taxes of any person (other than the Company or any subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise, in each case other than pursuant to (x) for the avoidance of doubt, the Tax Receivable Agreements and (y) agreements entered into in the ordinary course of business and the primary purpose of each of which does not relate to Taxes).

(g) Neither the Company nor any subsidiary will be required, to include any material item of income in or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the date of the Merger Closing as a result of any (i) change in method of accounting initiated prior to the date of the Merger Closing for a Taxable period ending on or prior to the date of the Merger Closing, (ii) Tax ruling or “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) received or entered into on or prior to the date of the Merger Closing, (iii) intercompany transactions described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) occurring or in existence on or prior to the date of the Merger Closing, (iv) installment sale or open transaction disposition made on or prior to the date of the Merger Closing, (v) prepaid amount received or deferred revenue accrued on or prior to the date of the Merger Closing, to the extent such amounts are not reflected as a liability in the Company SEC Documents (as such amount may be adjusted for the passage of time through the date of the Merger Closing), or (vi) election under Section 108(i) of the Code.

(h) Neither the Company nor any subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of the Merger Closing.

Section 3.18 Material Contracts.

(a) Except for contracts (including all amendments and modifications thereto) filed as exhibits to the Company SEC Documents, Schedule 3.18(a) of the Company Disclosure Schedules, sets forth a complete and accurate list as of the date of this Agreement of:

(i) any contract that is required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act;

(ii) any contract that involves annual payments or consideration from the Company or any of its subsidiaries of more than $1,000,000 during any twelve (12) month period and is not terminable by the Company or its subsidiary on 90 (or fewer) days’ notice without penalty;

(iii) any contract that contains any covenant restricting the ability of the Company or any of its subsidiaries or affiliates (including Parent after the Merger Closing) to: (x) conduct or compete in any material line of business, (y) compete with any person or (z) operate in any geographic area;

(iv) any contract granting to any person (other than the Company or any of its subsidiaries) “most favored nation” pricing provisions;

(v) any contract that provides for “exclusivity,” rights of first refusal, rights of first negotiation or any similar requirement in favor of any person (other than the Company or any of its subsidiaries);

(vi) any contract relating to any joint venture, partnership, strategic alliance, or other similar agreements to which the Company or any of its subsidiaries is a party;

(vii) any loan agreement, credit agreement, note, debenture, bond, mortgage, guarantee, indenture or other contract (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its subsidiaries in excess of $1,000,000 is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of debt obligations of any other person, including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(viii) any contract with or with respect to a labor union, guild or other employee representative (including any collective bargaining agreement or works council agreement);

(ix) any contract that requires a consent to or otherwise contains a provision relating to a change of control, or that would or could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated herein, including the Merger;

(x) any contract requiring or otherwise relating to any future capital expenditures by the Company or any of its subsidiaries in excess of $1,000,000 in the aggregate;

(xi) any contract providing for indemnification by the Company or any its subsidiaries of any officer, director or employee of the Company or any of its subsidiaries; and

(xii) any contract relating to any acquisition (by merger, consolidation, acquisition of all or substantially all of the assets or otherwise) from any person or divestiture or disposition by the Company or any of its subsidiaries to any person of material properties, assets, capital stock or other equity interests, in each case, involving payments in excess of $1,000,000;

in each case for such contracts as to which the Company or any of its subsidiaries is a party or by which any of them is bound. Each such contract described in any of clauses (i) through (xii) of this Section 3.18(a) (and each contract entered into after the date of this Agreement that would have been described in any of clauses (i) through (xii) of this Section 3.18(a) if such contract existed on the date of this Agreement) is referred to herein as a “Company Material Contract”.

(b) Prior to the date of this Agreement, the Company has provided complete and accurate copies of all Company Material Contracts (including all amendments, modifications, supplements, exhibits, schedules, annexes or other documents modifying or supplementing the terms thereof) in effect as of the date of this Agreement.

(c) Neither the Company nor any subsidiary of the Company is in material breach of or material default under the terms or conditions of any Company Material Contract and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its subsidiaries received any notice of any such material default, event or condition. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms or conditions of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, enforceable in accordance with its terms in all material respects, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19 Property. Schedule 3.19 of the Company Disclosure Schedules sets forth a list of all real property currently owned or leased by the Company or any of its subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) the Company or one of its subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its subsidiaries and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens), (b) the Company or one of its subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and (c) owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 3.20 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, or as disclosed or referenced in the Company’s SEC Documents, to the Company’s knowledge as of the date hereof:

(a) the Company and its subsidiaries are in compliance with, and since March 31, 2011 have complied with, applicable Environmental Laws, including possessing and operating in compliance with applicable permits and Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses;

(b) none of the Company or its subsidiaries has received written notice from any Governmental Authority that remains outstanding alleging that the Company or any of its subsidiaries is in violation of, or has liability under, applicable Environmental Law;

(c) the Company and its subsidiaries have not caused “Release” of a Hazardous Material in excess of a reportable and actionable quantity on their owned real property or their leased real property, which Release remains unresolved; and

(d) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

This Section 3.20 contains the only representations and warranties of the Company with regard to environmental matters.

Section 3.21 Relationships with Suppliers and Customers. Schedule 3.21 of the Company Disclosure Schedules sets forth true, complete and correct lists of (i) the ten (10) largest suppliers, vendors or purchasing agents (“Suppliers”) of the Company and its subsidiaries (determined on the basis of amounts paid by the Company and its subsidiaries in the twelve-month period ended December 31, 2014), together with such amounts paid to such persons during such period and (ii) the ten (10) largest customers (“Customers”) of the Company and its subsidiaries (determined on the basis of aggregate purchases in the twelve-month period ended December 31, 2014). None of the foregoing Suppliers or Customers has materially reduced or otherwise discontinued, or, to the knowledge of the Company, threatened to materially reduce or discontinue, supplying such goods, materials or services to the Company or any of its subsidiaries, or purchasing such goods, materials or services, on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

Section 3.22 Insurance. Except as would not have a Company Material Adverse Effect, (a) all material insurance policies maintained by the Company and its subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its subsidiaries is in breach or default of any of the material insurance policies, and neither the Company nor any of its subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. Since December 31, 2014 through the date hereof, neither the Company nor any of its subsidiaries has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its subsidiaries or any material claim made pursuant to any such insurance policy.

Section 3.23 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions and limitations set forth therein, the Offer Price payable to each holder (other than Parent and its affiliates) of outstanding Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

Section 3.24 Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.13, the board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.

Section 3.25 Brokers. No broker, finder, financial advisor, investment banker or any other person, other than Citigroup Global Markets Inc., is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Offer, the Merger and any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a correct and complete copy of the Company’s engagement letters with Citigroup Global Markets Inc., which letters describe all fees payable to Citigroup Global Markets Inc., in connection with the Transactions.

Section 3.26 Certain Business Practices.

(a) The Company and its subsidiaries, and respective their officers, directors, employees, and, to the knowledge of the Company, the distributors and agents of the Company or its subsidiaries are in compliance in all material respects with applicable Laws governing the importation of goods, Anti-Corruption Laws and Economic Sanctions Laws. The Company and its subsidiaries do not carry on any business, directly or indirectly, involving Cuba, Iran, Syria, Sudan or North Korea.

(b) Neither the Company nor any of its subsidiaries (nor any of their respective officers, directors or employees in their respective capacities as an officer, director or employee of the Company or any of its subsidiaries) (i) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction, or (ii) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States Government.

(c) Neither the Company nor any of its subsidiaries has received any written allegation, demand, notice or order with respect to a breach of or liability, actual or alleged, under or an investigation related to any Laws governing the importation of goods, Anti-Corruption Laws or Economic Sanctions Laws.

Section 3.27 No Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Transactions.

Section 3.28 Competing Proposals. Since January 1, 2014, none of the Company, its subsidiaries or its Representatives has engaged in any negotiations with any Third Party or Representatives of any Third Party with respect to or in connection with any potential Competing Proposal, and, since January 1, 2014 through the date hereof, the Company and its subsidiaries have not been party to any confidentiality agreement, standstill agreement or other arrangement in connection with any Competing Proposal, except as set forth in Schedule 3.28 of the Company Disclosure Schedules.

Section 3.29 Affiliate Transactions. Except as set forth on Schedule 3.29, no Related Party is a party to any contract with or binding upon the Company or its subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its subsidiaries or has engaged in any transaction with any of the foregoing since November 4, 2013, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”).

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the separate disclosure schedules which has been delivered by Parent to the Company prior to the execution of this Agreement (which shall be arranged in numbered and lettered sections corresponding to the numbered and letter sections contained in this Agreement and the disclosure in any section shall be deemed to qualify and apply to other sections in this Agreement only to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Schedules”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of (x) Parent or (y) Merger Sub, (ii) assuming the consents, approvals and authorizations specified in Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue

Sky Laws, (ii) any applicable Antitrust Laws, (iii) the DGCL, and (iv) the rules of the New York Stock Exchange, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Absence of Certain Agreements. Except as contemplated by this Agreement (including, for the avoidance of doubt, the Support Agreements), neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to tender its shares of Company Common Stock in the Offer or, if required by applicable Law, to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal; or (b) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Offer or the Merger.

Section 4.6 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their respective affiliates or any of their respective properties or assets at law or in equity, and there are no Orders by or before any court, arbitrator or other Governmental Authority, in each case as would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, Parent makes no representation or warranty with respect to any information supplied by the Company or any of their respective Representatives for inclusion or incorporation by reference in the Offer Documents as the Schedule 14D-9.

Section 4.8 Funds. As of the date of this Agreement, Parent has sufficient cash and/or access to sufficient resources to, and as of the Offer Closing and at the Merger Closing, Parent will have, and will cause Merger Sub to have, available the funds necessary to, consummate the transactions contemplated by this Agreement, including payment in cash of the Total Common Merger Consideration, and to pay all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.9 Ownership of Merger Sub. Parent indirectly owns beneficially and of record all outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, it has not conducted any business activity prior to the date of this Agreement and it has conducted its operations only as contemplated hereby.

Section 4.10 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.11 Brokers. Other than RBC Capital Markets, LLC, whose fees and expenses shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and any of the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.12 Solvency. None of Parent or Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries. Each of Parent and Merger Sub is Solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, the payment of the aggregate Offer Price and the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) will exceed their debts, (b) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) has sufficient capital and liquidity with which to conduct its business at the Effective Time. For purposes of this Section 4.12, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.13 Parent Ownership of Company Securities. Other than through any rights as may be conveyed to Parent or its subsidiaries pursuant to the Support Agreements, Parent and its subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.14 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the electronic data room or in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Pre-Closing Period”), except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Schedule 5.1 of the Company Disclosure Schedules, (w) the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; (x) the Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the relationships with those persons having business relationships with the Company or any of its subsidiaries, in each case in the ordinary course of business consistent with past practice and (y) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries, to:

(a) amend or otherwise change the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company (or such equivalent organizational or governing documents of any of its subsidiaries), or enter into or adopt any “poison pill” or similar stockholder rights plan;

(b) (i) issue, sell, pledge, dispose, encumber, grant, confer or award any shares of its or its subsidiaries’ capital stock, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan; provided, however, that (x) the Company may issue shares upon the exercise of any Company Option outstanding as of the date hereof and (y) the Company may exchange LLC Units solely as required by and consistent with Section 2.1(e); (ii) except as may be required by applicable Law or applicable organizational or governing documents, convene any special meeting (or any adjournment thereof) of the stockholders of the Company; or (iii) enter into any agreement or understanding or arrangement or other contract with respect to the voting or registration of the shares of the Company’s or its subsidiaries’ capital stock or other securities or equity interests (other than entry into an Acceptable Confidentiality Agreement);

(c) (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, voting securities or other equity interests, other than (A) dividends and distributions paid by a direct or indirect wholly owned subsidiary of the Company to its parent in the normal course of business consistent with past practice, (B) “Tax Distributions” contemplated by the Limited Liability Company Agreement of Norcraft Companies, LLC and (C) the TRA Termination Payments under the Company Tax Receivable Agreements (or substantially equivalent payments pursuant to the Tax Receivable Termination Agreements) immediately prior to the Merger Closing; (ii) split, combine or reclassify any of its capital stock, voting securities or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, voting securities or other equity interests; or (iii) purchase, redeem or otherwise acquire any shares of capital stock, voting securities or other equity interests, or any other securities of the Company or any rights, warrants, calls or options to acquire any such shares of capital stock, voting securities or other equity interests, except as contemplated by this Agreement or the Exchange Agreement;

(d) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to any employee, director, executive officer, consultant or independent contractor of the Company or any of its subsidiaries that is a natural person (each, a “Company Person”), other than increases in cash compensation to any Company Person engaged as a consultant or independent contractor who earns, after such increase, annual compensation of less than $100,000 or, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, increases in cash compensation in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with, any Company Person, (iii) enter into any employment agreement or consultant or independent contractor agreement (other than an “at will” agreement that may be terminated by the Company without cost or penalty) with any Company Person, other than a Company Person engaged as a consultant or independent contractor who earns annual compensation of less than $100,000, (iv) establish, adopt, enter into or amend any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or (vi) amend or modify any outstanding equity award other than to the extent required by the terms of this Agreement.

(e) directly or indirectly acquire (including by merger, consolidation, or acquisition of stock or assets) any person or any division or material amount of assets; provided, however, this Section 5.1(e) shall not limit the Company’s ability to purchase inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts to which the Company or any of its subsidiaries is a party;

(f) directly or indirectly (i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets or any interests therein whether tangible or intangible (including securitizations), with value in excess of $1,000,000, other than sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice or (ii) enter into, modify or amend any lease of real property;

(g) (i) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or any of its wholly owned subsidiaries) or (iii) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than as required by their terms as in effect on the date of this Agreement;

(h) make any capital expenditure, which is in excess of $1,000,000, except as set forth in the budget delivered to Parent prior to the date hereof (which is included in Schedule 5.1(h) of the Company Disclosure Schedule);

(i) (i)(A) enter into, (B) modify or amend in any material respect or modify or amend outside the ordinary course of business or (C) terminate any Company Material Contract, (ii) waive, release or assign any material rights or claims thereunder, (iii) renew or enter into any non-compete, exclusivity, non-solicitation, “most favored nation” or similar provision or agreement that would restrict or limit the operations of the Company and its affiliates or the Surviving Corporation or its affiliates after the Effective Time or (iv) enter into, modify, amend or terminate any Company Affiliate Transaction;

(j) change its fiscal year or, except as required by GAAP or applicable Laws, make any change in accounting methods, principles or practices;

(k) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l) grant any material refunds, credits, rebates or other allowances to any supplier or customer, other than in the ordinary course of business consistent with past practice;

(m) except as required by applicable Law, fail to pay any Taxes as they become due and payable, make (other than a Tax election previously made with respect to prior Tax periods and consistent with such past practice) or change any Tax election, file any amended Tax Return, change any method of Tax accounting, or settle or compromise any audit or proceeding relating to Taxes;

(n) enter any new line of business or abandon or discontinue any existing line of business;

(o) (i) take any action that would reasonably be expected to result in the cancellation of existing material insurance policies or material insurance coverage of the Company or any of its subsidiaries or adopt any change in the structure, terms or scope of such insurance policies or coverage or (ii) otherwise fail to maintain in full force and effect existing insurance policies; provided that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its subsidiaries as currently in effect as of the date hereof;

(p) (A) settle, pay, discharge, compromise or satisfy any proceeding (other than Stockholder Litigation, which is addressed exclusively in Section 5.6) where such settlement, payment, discharge, compromise or satisfaction would (x) require the payment by the Company and/or any of its subsidiaries of any amount in excess of $500,000 or (y) impose any restrictions or limitations upon the operations or business of Company or any of its subsidiaries, whether before, on or after the Effective Time or (B) institute or commence any proceeding outside the ordinary course of business consistent with past practice;

(q) make any increase in the fee arrangement with the Company’s third party financial advisor, the calculation of which has been disclosed to Parent;

(r) take any action that would reasonably be expected to prevent or materially delay the consummation of the Transactions; or

(s) authorize, commit, resolve or enter into any agreement to do any of the foregoing.

Section 5.2 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.4, the parties hereto will make reasonable best efforts to consummate and make effective the Transactions and to cause the applicable conditions to the Offer and the Merger set forth in Annex I and Article VI to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the Transactions, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from any Governmental Authority or other persons necessary in connection with the consummation of the Transactions, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Parent and the Company shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw its filings, and thereafter make any other required submissions under the HSR Act with respect to the Transactions.

(b) Parent and Merger Sub, on the one hand, and the Company, on the other, each agree to take (and to cause their affiliates to take) promptly any and all steps necessary to resolve, avoid or eliminate each and every impediment, challenge or objection and obtain all consents, approvals, actions, nonactions or permissions under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, with respect to the Transactions, so as to enable the parties to close the Transactions as promptly as practicable, including, in the case of Parent and Merger Sub (and their respective affiliates), committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of any of the Transactions; provided, however, that Parent and Merger Sub shall not be required to take any action which could reasonably be expected to materially impair the overall value of the resulting combined business of Parent, its subsidiaries and the Company, taken as a whole, following consummation of the Transactions.

(c) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third party consents not covered by Section 5.2(a) and Section 5.2(b) above that are necessary, proper or advisable to consummate the Merger; provided, however, that Parent shall promptly reimburse the Company for any expenses and costs incurred in connection with the Company’s obligations under this Section 5.2(c). Each of the parties hereto (i) will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions, (ii) will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement and (iii) will not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein. Notwithstanding the foregoing, obtaining any third party consents pursuant to this Section 5.2(c) shall not be considered a condition to the obligations of the Parent and Merger Sub to consummate the Offer or the Merger.

Section 5.3 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, subject to applicable Law and subject to the reasonable restrictions imposed from time to time upon advice of counsel, upon reasonable notice, the Company shall (and shall cause its subsidiaries and their respective officers, directors, employees agents and Representatives to) provide to Parent and its directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the

Company’s and its subsidiaries’ properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries (but not including access to perform physical or environmental examinations or to test or take samples, borings or other intrusive investigations of the soil, surface or ground water, air, buildings or infrastructure, or products); provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect.

Section 5.4 Go-Shop; Non-Solicitation; Acquisition Proposals.

(a) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and ending at 11:59 p.m. (New York City time) on May 4, 2015 (the “Go-Shop Period End Date”), the Company and its Representatives and subsidiaries shall be permitted to, directly or indirectly, (x) solicit, initiate, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal and (y) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its subsidiaries and afford access to the books and records of the Company and its subsidiaries to any Third Party in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal; provided that prior to furnishing such information or affording such access, (i) the Company has entered into an Acceptable Confidentiality Agreement with such Third Party, and (ii) the Company has previously provided or made available (or concurrently provides or makes available) such information to Parent. Notwithstanding anything in this Section 5.4 to the contrary, the Company shall not, and shall not permit its subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than its Representatives) in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b) On the Go-Shop End Date: (i) the Company shall, and shall cause each of its directors, officers, Representatives and subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party (other than Excluded Parties) relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal; and (ii) the Company shall as promptly as possible request that each Third Party (other than any Excluded Party) that has previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Proposal to return to the Company or destroy any non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Third Party.

(c) As promptly as reasonably practicable following the determination by the Company Board that a Third Party is an Excluded Party and in any event no later than the earlier of (x) two (2) Business Days after such determination and (y) Go-Shop Period End Date: (i) the Company shall deliver to Parent a written notice setting forth: (A) the identity of each Excluded Party and each other Third Party that, to the knowledge of the Company, has (or is expected to have) a material equity interest in the Competing Proposal proposed by such Excluded Party; and (B) the material terms and conditions of the pending Competing Proposal made by such Excluded Party (it being understood that price per share, structure (including the requirement for such Excluded Party to make any TRA Termination Payment), to the extent part of the Competing Proposal, closing conditions, and financing provisions shall be considered material terms of any such pending Competing Proposal); and (ii) the Company shall deliver to Parent copies of all proposed definitive documents received by the Company or any of its Representatives from any such Excluded Party or its Representatives relating to any Competing Proposal. In addition, from and after the expiration of the Go-Shop Period, the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry or request that could reasonably be expected to lead to any Competing Proposal, (i) deliver to Parent a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal, inquiry or request; and (B) the material terms and conditions of any such Competing Proposal (it being understood that price per share shall be considered a material term of any such Competing Proposal); and (ii) deliver to Parent copies of all proposed definitive documents received by the Company or any of its Representatives from any such Third Party or its Representatives relating to any such Competing Proposal. The Company shall keep Parent reasonably informed of each amendment to the financial terms or other material amendment or modification of any such Competing Proposal, inquiry or request on a prompt basis, and in any event within two (2) Business Days thereof.

(d) Except as expressly permitted by this Section 5.4, the Company shall not, shall cause its directors, officers and subsidiaries not to, and shall use its reasonable best efforts to cause each of its Representatives not to, from the Go-Shop Period End Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, directly or indirectly, (x) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry by, discussion with, or offer or request from any Third Party (other than a Third Party that is then an Excluded Party) that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (y) engage in any discussions or negotiations with (other than to state they are not permitted to engage discussions or negotiations), or furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the books or records of the Company or its subsidiaries to, any Third Party (other than a Third Party that is then an Excluded Party) that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, or (z) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

(e) At any time after the Go-Shop Period End Date and prior to the Offer Closing, the Company or its board of directors, directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making a Competing

Proposal (provided, however, that prior to so furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Third Party and previously provided such information to Parent), and (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal, in each case if: (x) such Third Party has submitted a bona fide written Competing Proposal that did not result from a breach of this Section 5.4 and that the board of directors of the Company, or any duly authorized committee thereof, determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal and (y) the board of directors of the Company determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Prior to taking any of the actions referred to in this Section 5.4(e), the Company shall notify Parent and Merger Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.4(e).

(f) Except as expressly permitted by this Section 5.4(f) or Section 5.4(h), neither the board of directors of the Company nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend, any Competing Proposal; (C) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after its receipt of a written request by Parent to provide such reaffirmation (provided, however, that (I) such five (5) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Competing Proposal occurring after the receipt of Parent’s written request, (II) such reaffirmation may include such additional disclosures as would reasonably be necessary to satisfy the fiduciary duties of the board of directors of the Company or comply with applicable Law), and (III) Parent shall be entitled to make such a written request for reaffirmation only once for each Competing Proposal and once for each material amendment to such Competing Proposal); (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Competing Proposal subject to Regulation 14D under the Exchange Act within five (5) Business Days after commencement of such Competing Proposal; or (E) take any action to exempt any person (other than Parent and its affiliates) from the provisions of any Takeover Statute (any of the actions described in clause (i) of this Section 5.4(f), an “Adverse Recommendation Change”); or (ii) cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Closing, the board of directors of the Company shall be permitted (x) to terminate this Agreement pursuant to Section 7.1(c)(ii), if the board of directors of the Company (A) has received a Competing Proposal that, in the good faith determination of the board of directors of the Company (after consultation with its legal and financial advisors), constitutes, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to, Section 5.4(g), and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change described in clause (A) of such definition, if the board of directors of the Company determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the Third Party and providing copies of all proposed definitive documents), (ii) during the four (4) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives and affiliates to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement intended to cause such Superior Proposal to cease to constitute a Superior Proposal; and (iii) following the end of the four (4) Business Day period, the board of directors of the Company shall have determined in good faith, after consultation with its legal and financial advisors and taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Each amendment or modification to the financial terms or any other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.4(g); provided, however, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period.

(h) Nothing contained in this Agreement shall prohibit the Company or its board of directors, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) if the board of directors of the Company has determined in good faith, after consultation with legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures permitted under this Section 5.4(h) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 7.1(d)(i).

Section 5.5 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), existing as of the date of this Agreement in favor of the current or former directors or officers, as the case may be, of the Company as provided in the Company’s or each of the Company’s subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) currently in effect as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (or equivalent organizational or governing documents) of the Company or any of its subsidiaries as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i) above in any manner that would adversely affect the rights thereunder of any Indemnitees with respect to any acts or omissions occurring on or prior to the Effective Time.

(b) Without limiting the provisions of Section 5.5(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation will to the fullest extent permitted under applicable Law: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director or officer of the Company or any of its subsidiaries; or (y) the Offer, the Merger, this Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.5(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of the Indemnitees who are subject to such claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as promptly as practicable to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in all material respects than the coverage provided under the Company’s existing policies; provided, however, that the amount paid for such prepaid policies does not exceed 250% of the annual premium paid by the Company in its last full fiscal year prior to the date of this Agreement for such insurance (the “Current Premium”). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the

Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) continue to maintain in effect, for a period of six (6) years from and after the Effective Time (or until such time as such “tail” insurance policies are obtained), the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in all material respects than the coverage provided under the Company’s existing policies as of the date of this Agreement; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the Current Premium; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.

(e) The rights of each Indemnitee under this Section 5.5 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.6 to the contrary, this Section 5.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 5.5.

Section 5.6 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement or any of the Transactions, (b) any notice or other communication received by such party from any person alleging that the consent, approval, permission or waiver of such person is or may be required in connection with any of the Transactions, (c) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement or any of the Transactions, (d) any Stockholder Litigation, and (e) the discovery by a party to this Agreement of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected to result in (i) the failure of any representation or warranty of such party contained in this Agreement to be true or correct in all material respects at or prior to the Merger Closing, (ii) any failure of such party to comply in all material respects with such party’s covenants or agreements hereunder, or (iii) the failure of any of the conditions of the obligations set forth in Article VI or Annex I to be satisfied or the satisfaction of which to be materially delayed; provided that the failure to deliver any notice pursuant to this Section 5.6 shall not be considered in determining whether the conditions set forth in Article VI or Annex I have been satisfied.

Section 5.7 Public Announcements. The initial press releases issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by Parent or the Company. Thereafter, the parties shall consult with each other before issuing any press release or otherwise making any public statements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other party’s consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent a party determines, after consultation with outside legal counsel, disclosure is required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto, in which case such party shall consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and such comments will be considered in good faith. Notwithstanding the foregoing, Parent may discuss this Agreement and the Transactions, including their effect on Parent’s business and its financial projections, with investors and analysts, including, without limitation, on its quarterly earnings calls, so long as Parent’s comments are not inconsistent with the press releases previously issued and agreed upon by the parties.

Section 5.8 Employee Matters.

(a) For purposes of eligibility, vesting and the determination of levels of severance and vacation pay (but, for the avoidance of doubt, not for purposes of any equity plan or benefit accruals under any defined benefit pension plan), under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits after the Effective Time under new Company Benefit Plans (the “New Plans”) to one or more of those employees of the Company and its subsidiaries who are actively employed as of immediately prior to the Effective Time and who continue to be employed by the Surviving Corporation or its subsidiaries immediately after the Effective Time (“Company Employees”), each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates before the date of the Merger Closing, to the same extent as such Company Employee was entitled, before the date of the Merger Closing, to credit for such service under any similar Company Benefit Plan (except to the extent such service credit will result in the duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided that such Company Employee provides evidence of payment of such expenses in a form that is reasonably satisfactory to Parent, its affiliates, insurers or third-party service providers.

(b) The Company shall terminate the Norcraft Companies 401(k) Retirement Plan (the “401(k) Plan”) by proper Company action and in a form approved by Parent, effective no later than the day immediately preceding the Offer Closing Date. Notwithstanding anything in this Agreement or the 401(k) Plan to the contrary, on or before the Offer Closing Date, the Company shall contribute all employer contributions (including employer matching and nonelective contributions) payable under the 401(k) Plan.

(c) Nothing in this Agreement, express or implied, shall (i) confer upon any employee of Company or any of its subsidiaries, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever or (ii) be interpreted to prevent or restrict Parent or the Surviving Corporation from terminating the employment of or modifying the terms of employment of any employee of the Company or any of its subsidiaries, including the amendment, adoption or termination of any employee benefit or compensation plan, program or arrangement, after the date of the Merger Closing. Nothing contained herein, express or implied, shall constitute the establishment of or an amendment to or any other modification of any Company Benefit Plan, New Plan or any other benefit plan or agreement.

Section 5.9 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date hereof and the Effective Time or the earlier termination of this Agreement, if any, pursuant to Section 7.1, Parent and Merger Sub shall not, and shall not permit any of its subsidiaries to, take or agree to take any action that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.10 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Corporation to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.11 Rule 14d-10 Matters. Prior to the expiration of the Offer, the Company shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.12 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.13 Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the rules and policies of the New York Stock Exchange) to cause the delisting of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration with the SEC of the Company Common Stock at the Effective Time.

Section 5.15 Payoff Letters. Upon the request of Parent no later than five (5) Business Days prior to the Offer Closing, the Company shall use reasonable best efforts to obtain customary payoff letters for indebtedness of borrowed money of the Company or any of its subsidiaries. Any such payoff letter shall be in form and substance reasonably acceptable to Parent from all financial institutions and other persons (or the applicable agent, trustee or other representative on behalf of such persons) to which indebtedness for borrowed money of the Company or any of its subsidiaries is owed, which payoff letters together with any related release documentation shall include (i) the payoff amount and (ii) confirmation that any Liens and guarantees granted in connection therewith related to the assets, rights and properties of the Company and its subsidiaries securing such indebtedness for borrowed money and any other obligations secured thereby shall be, upon the payment of the amount set forth in the applicable payoff letter at or prior to the consummation of the Offer, released and terminated. The Company shall deliver or cause to be delivered any such payoff letters, together with the related release documentation, to Parent at the Offer Closing.

Section 5.16 Stockholder Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate (at Parent’s expense) in the defense and settlement of, any Stockholder Litigation. The parties shall cooperate in good faith to address any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger; and

(b) Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if (x) the Offer Closing shall have occurred or (y) the failure of such party (including, in the case of Parent, the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Offer or the Merger to be consummated on or before such date; or

(ii) (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii)(B) shall have used its reasonable best efforts to remove such Order or other action; and provided further, that the right to terminate this Agreement under this Section 7.1(b)(ii)(B) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (including, in the case of Parent, the failure of Merger Sub), to perform any of its obligations under this Agreement; or

(c) by the Company if:

(i) Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Annex I and (B) cannot be cured on or before the End Date or, if curable, is not cured by Parent within thirty (30) days after receipt by Parent of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if: (x) the Offer Closing shall have occurred or (y) the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.1 or Annex I are unable to be satisfied; or

(ii) prior to the Offer Closing (x) the board of directors of the Company has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 5.4(f) and Section 5.4(g), (y) as a condition to, and concurrently with, such termination, the Company pays to Parent the fee specified in Section 7.3(a)(ii) and (z) the Company, its subsidiaries and Representatives complied with the provisions of Section 5.4 in all material respects; or

(iii) all of the conditions set forth in Section 6.1 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing), and Parent and Merger Sub fail to consummate the Merger within two (2) Business Days following the date the Merger Closing should have occurred; provided, however, that during such period of two (2) Business Days following the date the Merger Closing should have occurred pursuant to Section 1.4 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i); or

(iv) (x) Parent and Merger Sub fail to timely commence the Offer in violation of Section 1.1(a) or (y) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and Parent shall have failed to consummate the Offer within two (2) Business Days in accordance with Section 1.1(a); or;

(v) during the period beginning on August 31, 2015 and ending on September 4, 2015, if on the date of termination each of the conditions set forth in items (c)(ii), (c)(iii) and (c)(iv) of the Offer Conditions shall not have occurred and be continuing.

(d) by Parent if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Annex I and (B) cannot be cured on or before the End Date or, if curable, is not cured by the Company within thirty (30) days after receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if: (x) the Offer Closing shall have occurred or (y) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.1 or Annex I are unable to be satisfied; or

(ii) the Company or any of its subsidiaries or any of their Representatives shall have breached Section 5.4 in any material respect; or

(iii) the board of directors of the Company shall have made an Adverse Recommendation Change.

Section 7.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that except as otherwise provided in Section 7.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs resulting from any material breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity); and provided further, that the Confidentiality Agreement and the provisions of Section 5.3(b) (Access to Information; Confidentiality), Section 5.7 (Public Announcements), this Section 7.2, Section 7.3 (Termination Fees), Section 7.6 (Expenses), and Article VIII (General Provisions) shall survive any termination of this Agreement pursuant to Section 7.1.

Section 7.3 Termination Fees.

(a) If, but only if, the Agreement is terminated by:

(i) either Parent or the Company pursuant to Section 7.1(b)(i) or by Parent pursuant to Section 7.1(d)(i) and (A) a Competing Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months after the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12) month period) or (2) consummates a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with the consummation of such transaction arising from such Competing Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 7.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with such termination;

(iii) Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee not later than the second (2nd) Business Day following such termination; or

(iv) the Company pursuant to Section 7.1(c)(v), and within twelve (12) months after the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12) month period) or (2) consummates a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with the consummation of such transaction arising from such Competing Proposal (provided, however, that for purposes of this Section 7.3(a)(iv), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company or Parent be required to pay the Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Transactions, (ii) the Termination Fee is not a penalty but a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company or its successors for the payment of any amount set forth in this Section 7.3, the Company or its successors shall pay Parent its reasonable, documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time whether before or after the Offer Closing shall have occurred; provided, however, that after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6 Expenses; Transfer Taxes. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

ARTICLE VIII

Interpretation and Definitions

Section 8.1 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the rules and regulations promulgated thereunder. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America. References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, 100% of the equity interests. Any reference to an item or document being “provided” or “made available” to Parent and Merger Sub for purposes of the Agreement shall mean such item or document has been uploaded to the electronic data room entitled “Project Tahiti” and maintained by R. R. Donnelley at least twenty-four (24) hours prior to the date of this Agreement (and not subsequently withdrawn) and accessible for viewing by Parent and its Representatives. Consultation with financial and legal advisors of the Company (or the board of directors of the Company) shall mean consultation with the Company’s (or the board of directors of the Company’s) outside counsel and a financial advisor of national reputation. References to “transactions contemplated by this Agreement” or similar phrases shall mean the Transactions.

Section 8.2 Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing (A) terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement, and (B) standstill provisions (including prohibitions on the acquisition or disposition of securities of the Company or its subsidiaries) no less favorable to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not contain any provisions that prohibit, impede compliance with or are inconsistent with the Company’s obligations with respect to with any of the provisions of Section 5.4.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned person.

“Anti-Corruption Laws” means all applicable Laws and agreements with Governmental Authorities and all other statutory or regulatory requirements relating to anti-corruption, anti-bribery and anti-money laundering.

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Blue Sky Laws” shall mean state securities, takeover or “blue sky” Laws.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each material other plan, agreement, arrangement or policy (whether or not reduced to writing) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, compensation, profit-sharing, retirement, stock-related rights, insurance, health or medical benefits, disability benefits, post-employment benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its ERISA Affiliates for the benefit of any current or former employee or director of the Company or any of its subsidiaries, or otherwise with respect to which the Company has any liability or obligation, other than any plan, arrangement or policy mandated by applicable Law that is administered by a Governmental Authority.

“Company Board” shall mean the board of directors of the Company.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.16(a).

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, event, effect, development, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, effects, developments, occurrences, state of facts or developments, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities or condition (financial or otherwise), in each case, of the Company and its subsidiaries taken as a whole, or (b) prevents or materially impedes, or would reasonably be expected to prevent or materially impede the Company’s ability to perform its obligations under this Agreement and consummate the Offer, the Merger or the other Transactions in accordance of the terms hereof, other than, in the case of clause (a), any changes, events, effects, developments, occurrences, state of facts or developments relating to or attributable to: (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that similarly affects the Company’s competitors in the United States or Canada cabinet business; (iii) any changes in Laws applicable to the Company or any of its subsidiaries or any of their respective properties or assets or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (v) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the request of or with the consent of Parent or Merger Sub); (vi) any changes, in and of themselves, in the market price or trading volume of shares of Company Common Stock or any failure, in and of itself, to meet internal or published projections, forecasts or revenue, net retail sales, comparable store sales or earnings predictions for any period; or (vii)

the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement; provided, however, that the exceptions set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall only apply if such change, event, effect, development, occurrence, state of facts or development does not disproportionately affect the Company or its subsidiaries relative to other persons in the industries in which the Company and its subsidiaries operate.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Equity Plan.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Company Tax Receivable Agreements” shall mean the Trimaran TRA, the SKM TRA and the Exchanges TRA, collectively.

“Competing Proposal” shall mean any bona fide written proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries), including any amendments, adjustments, changes, revisions and supplements thereto, from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Third Party of twenty percent (20%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Third Party of twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock, or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company as determined on a book-value basis.

“Confidentiality Agreement” shall mean the confidentiality agreement dated December 11, 2014 between Parent and the Company.

“contract” shall mean any legally binding written or oral contract, agreement or other legally binding instrument, obligation, arrangement or understanding of any kind, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Cut-Off Date” shall mean May 29, 2015.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, including the rules and regulations promulgated thereunder.

“Economic Sanctions Laws” means all applicable Laws relating to anti-terrorism, export controls, and sanctions targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Authorities targeting certain countries, territories, entities or persons and all authorizations issued pursuant to such Laws.

“Environmental Claim” means written notices of violation, notices of liability, demand letters and formal administrative or judicial actions or lawsuits, in each case alleging liability for a Release by the Company or its subsidiaries of Hazardous Materials or a violation of applicable Environmental Laws.

“Environmental Laws” means any applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases of or exposure to Hazardous Materials.

“Equity Plan” means the Company’s 2013 Incentive Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries, would be treated as a single employer pursuant to Section 414 (b) or (c) of the Code or Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchanges TRA” shall mean the Tax Receivable Agreement (Exchanges) dated as of November 13, 2013 among the Company and each member of Norcraft Companies, LLC listed on Annex A of such agreement.

“Excluded Party” shall mean any Third Party from which the Company received during the Go-Shop Period a written Competing Proposal that: (a) remains pending as of, and shall not have been withdrawn on or prior to, the Go-Shop Period End Date (or, for any date on or prior to the Go-Shop Period End Date, such Competing Proposal shall not have been withdrawn as of such date) and (b) the Company Board reasonably determines in good faith on or prior to the Go-Shop Period End Date, after consultation with the Company’s financial and legal advisors, constitutes or is reasonably likely to result in a Superior Proposal (and the Company provides written notice to Parent of such determination promptly of such determination and, in any event, no later than the earlier of (x) two (2) Business Days after such determination or (y) the Go-Shop Period End Date); provided, however, that a person that is an Excluded Party shall cease to be an Excluded Party (i) upon the withdrawal, termination or expiration of such Competing Proposal (as it may be amended, adjusted, changed, revised, extended and supplemented) or (ii) if, to the extent such Third Party was a group, at any time after Go-Shop Period End Date, those persons who were members of such group immediately prior to the Go-Shop Period End Date cease to constitute at least fifty percent (50%) of the equity financing of such group.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 14D-9 and all SEC and other regulatory filing fees incurred in connection with the Schedule 14D-9, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FTC” shall mean the Federal Trade Commission.

“fully diluted basis” shall have the meaning customarily given to “fully diluted basis” in accordance with GAAP.

“Fundamental Company Representations” shall mean those representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.23, and Section 3.25.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local), foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Governmental Authorizations” means, with respect to any person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such person by or obtained by such person from any Governmental Authority, or of which such person has the benefit under any applicable Law.

“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s subsidiaries and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Intellectual Property Rights” has the meaning set forth in Section 3.16(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company and Parent, as applicable, (i) for the Company: the Chief Executive Officer, the Chief Financial Officer, the Controller, the President of Mid Continent, the President of UltraCraft, the President of Starmark; and (ii) for Parent: any of the officers of Parent.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, statutes, ordinances, rules, regulations, common law or Orders promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, rights of way, easements, pledges, security interests, title retention agreements, defects in title, or charges of any kind, other than licenses of or other grants of rights to use Intellectual Property Rights.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Parent Material Adverse Effect” shall mean any change, event, effect, development, occurrence, state of facts or development that is materially adverse to the business, results of operations, properties, assets, liabilities or financial condition of Parent and its subsidiaries, taken as a whole which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other Transactions.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report filed with the SEC by the Company and (iii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar Liens incurred in the ordinary course of business.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit, criminal prosecution or SEC “Wells” process, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Related Party” means any present or former director, officer, stockholder, partner, member, employee or affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, and such person’s affiliates or immediate family members.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, deposit, disposal or dispersal of Hazardous Materials into the environment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“SKM TRA” shall mean the Tax Receivable Agreement (SKM Norcraft Contribution) dated as of November 13, 2013 among the Company and other parties thereto.

“Stockholder Litigation” means any claim or proceeding (including any class action or derivative litigation) relating directly or indirectly to the Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities Laws and regulations related thereto.

“subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) that did not arise out of a breach of Section 5.4 made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering all factors as the board of directors of the Company (in consultation with its financial and legal advisors) considers to be appropriate (including financing risk, regulatory approval risk, the conditionality, timing and likelihood of consummation of such proposal and the experience and reputation of the proposed buyer) to be more favorable to the stockholders of the Company from a financial point of view than the Offer and the other Transactions (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing, including pursuant to Section 5.4(g)).

“Tax” or “Taxes” shall mean any and all taxes (together with any and all interest, penalties and additions to tax) imposed by any taxing authority including any income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with a taxing authority.

“Termination Fee” means an amount equal to $20,000,000, except that if (i) the Termination Fee becomes payable by the Company in connection with termination by the Company prior to the Cut-Off Date pursuant to Section 7.1(c)(ii) to accept a Competing Proposal from, or an Alternative Acquisition Agreement with, an Excluded Party and (ii) such termination occurs prior to the Cut-Off Date, then the Termination Fee shall be an amount equal to $10,000,000.

“TRA Termination Payment” shall have the meaning set forth in the applicable Tax Receivable Termination Agreement.

“Trimaran TRA” shall mean the Tax Receivable Agreement (Trimaran Cabinet Contribution) dated as of November 13, 2013 among the Company and other parties thereto.

“Third Party” shall mean any person or group other than Parent, Merger Sub and their respective affiliates.

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 2.1(a), but including those shares issued pursuant to the exchange of LLC Units contemplated by Section 2.1(e)) immediately prior to the Effective Time and (y) the Merger Consideration.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

The following terms are defined on the page of this Agreement set forth after such term below:

401(k) Plan	43
Adverse Recommendation Change	38
Agreement	1
Alternative Acquisition Agreement	37
Antitrust Laws	15
Book-Entry Shares	7

Certificate of Merger	6
Certificates	7
claim	30
Company	1
Company Affiliate Transaction	27
Company Board Recommendation	14

Company Common Stock	1
Company Disclosure Schedules	12
Company Employees	42
Company Intellectual Property Rights	20
Company Material Contract	24
Company Permits	15
Company Person	32
Company SEC Documents	15
Current Premium	41
Customers	25
D&O Insurance	40
debt	30
debt obligations	23
Dissenting Shares	11
Effective Time	6
End Date	3
Exchange Agreement	8
Go-Shop Period	36
Go-Shop Period End Date	36
Information Statement	16
Intellectual Property Rights	20
LLC Unit	8
Merger	1
Merger Closing	6
Merger Consideration	7
Merger Sub	1
Minimum Tender Condition	1
New Plans	42
Non-U.S. Benefit Plan	19
Notice of Superior Proposal	39

Offer	1
Offer Closing	3
Offer Closing Date	3
Offer Conditions	2
Offer Documents	4
Offer Price	1
Offer Termination	3
Offer Termination Date	3
Option Cash Payment	10
Parent	1
Parent Disclosure Schedules	27
Parent Organizational Documents	28
Paying Agent	8
Payment Fund	8
Payroll Agent	10
pdf	62
Pre-Closing Period	31
Representatives	36
Schedule 14D-9	4
Schedule TO	4
Solvent	30
Suppliers	25
Support Agreement	2
Surviving Corporation	5
Takeover Statutes	26
Tax Receivable Termination Agreement	1
Total Option Cash Payments	10
Transactions	1
Transferee	9
wholly owned subsidiaries	49

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.5 and Section 5.8.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission or e-mail of a .pdf attachment (providing confirmation of transmission; provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, IL 60015

Phone: (847) 484-4400

Fax: (847) 484-4490

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Phone: (312) 862-2340

Fax: (312) 862-2200

Attention: R. Scott Falk, P.C.

if to the Company:

Norcraft Companies, Inc.

3020 Denmark Avenue #100

Eagan, MN 55121

Phone: (651) 234-3300

Fax: (800) 961-7691

Attention: Mark Buller, Chief Executive Officer

with a copy (which shall not constitute notice) to each of:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Phone: (212) 596-9000

Fax: (212) 596-9090

Attention: Daniel S. Evans and Carl P. Marcellino

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger (and the other Transactions) be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.5 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.6 No Third-Party Beneficiaries. Except as provided in Section 5.5, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for, if the Merger Closing occurs, the right of the holders of Company Common Stock to receive the Merger Consideration and the right of holders of Company Options to receive the Option Cash Payment, in each case after the Effective Time. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other person. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything herein to the contrary, the Company shall not be entitled to specific performance or any other equitable relief in order to cause Parent and Merger Sub to consummate the Offer or the Merger unless:

(i) all conditions in Annex I and Section 6.1 (other than those conditions that by their terms are to be satisfied at the Offer Closing or Merger Closing, as applicable) have been satisfied or waived; and

(ii) Parent and Merger Sub have failed to complete the Merger Closing by the date the Merger Closing is required to occur pursuant to Section 1.2.

Section 9.9 Consent to Jurisdiction.

(a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceedings or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceedings may be heard and determined exclusively in any Delaware state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the Transactions, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a party’s signature and that is sent by such party or its agent with the apparent intention (as reasonably evidenced by the actions of such party or its agent) that it constitute such party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the party’s intent or the effectiveness of such signature. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.12 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. The disclosure set forth in a party’s Disclosure Schedules shall provide an exception to or otherwise qualify (a) the representations and warranties of such party contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties of such party in this Agreement to the extent it is reasonably apparent from a plain reading of such disclosure that such disclosure is applicable to such other representations and warranties. The listing of any matter on a party’s Disclosure Schedules shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedules relating to any possible breach or violation by such party of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedules be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Robert K. Biggart
Name:	Robert K. Biggart
Title:	Senior Vice President, General Counsel & Secretary

TAHITI ACQUISITION CORP.

By:	/s/ Robert K. Biggart
Name:	Robert K. Biggart
Title:	Vice President

NORCRAFT COMPANIES, INC.

By:	/s/ Mark Buller
Name:	Mark Buller
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its subsidiaries, would represent at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”);

(b) (i) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated or (ii) the affirmative approval or clearance of Governmental Authorities required under Antitrust Laws of the United States relating to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger have not been obtained; or

(c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

(ii) (A) any of the representations and warranties of the Company contained in the Fundamental Company Representations shall not have been true and correct in all material respects as of the date of this Agreement or shall not be true and correct in all material respect as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) any of the other representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (B) for such failures to be true and correct as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

Annex I-1

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect which is continuing; or

(v) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that none of the conditions set forth in clauses (ii), (iii) and (iv) of paragraph (c) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex I-2